Exhibit 99.1

FOR IMMEDIATE RELEASE: Feb. 19, 2015

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Corporate Relations - Media

CONTACT: Lorrie Paul Crum

PHONE: 724-539-6792

KENNAMETAL CFO FRANK SIMPKINS TO RETIRE

INTERIM CFO ESTABLISHED AS COMPANY ENGAGES IN EXTERNAL SEARCH

LATROBE, Pa., (Feb. 19, 2015) – Kennametal Inc. (NYSE: KMT) today announced that Vice President and Chief Financial Officer Frank Simpkins will retire from the company effective March 31, 2015. While conducting an external search for Simpkins’ successor, the company named Vice President and Corporate Controller Martha Fusco to serve as interim CFO starting Feb. 23, 2015.

“Frank Simpkins has served the company admirably as CFO since 2006,” said President and CEO Donald Nolan. “We appreciate his efforts to improve Kennametal’s balance sheet and liquidity over the years. Moreover, we remain committed to the company’s established investment-grade position, as well as to improving our financial performance.”

Simpkins, who joined the company in Oct. 1995 as business segment controller, has served as chief financial officer since Dec. 2006. Fusco has served as corporate controller since Dec. 2009, and has 10 years of service at Kennametal.

About Kennametal

Celebrating more than 75 years as an industrial technology leader, Kennametal delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies”; “Outstanding Corporate Innovator”; and “America’s Safest Companies” focused on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere.

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